Exhibit 99.1

Suzanne M. Vautrinot Elected to CSX Corp. Board of Directors

JACKSONVILLE, Fla. – December 19, 2019 - CSX Corp. (NASDAQ: CSX) today announced that retired Maj. Gen. Suzanne M. Vautrinot has been appointed to the company’s board of directors, effective immediately.

“Suzanne brings extraordinary cybersecurity expertise and leadership skills to the CSX board,” said John J. Zillmer, chairman of the board. “We are honored that she has agreed to serve as a director and to help guide the company as it continues its quest to be the best run railroad in North America.”

Ms. Vautrinot is the president of Kilovolt Consulting, Inc., a cybersecurity strategy and technology consulting firm.

Ms. Vautrinot retired from the United States Air Force in October 2013, as major general. During her distinguished 31-year career, she served in various assignments, including cyber operations, plans and policy, strategic security and space operations. From 2011 - 2013, she was Commander, 24th Air Force and Commander, Air Forces Cyber where she oversaw a multibillion dollar global cyber enterprise with 14,000 military personnel, civilians and contractors. Ms. Vautrinot also served as Director of Plans and Policy, U. S. Cyber Command and Deputy Commander, Network Warfare, U.S. Strategic Command, as well as Commander, Air Force Recruiting Service.

Ms. Vautrinot currently serves on the board of directors of Wells Fargo & Co., Ecolab, Inc. and Parsons Corporation. She earned her Bachelor of Science from the U.S. Air Force Academy, a Master of Science from the University of Southern California and was a National Security Fellow at the John F. Kennedy School of Government at Harvard University.

Ms. Vautrinot will serve on the company’s Audit Committee and Governance Committee.

About CSX

CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural and consumer products. For nearly 200 years, CSX has played a critical role in the nation’s economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation’s population resides. It also links more than 230 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike. More information about CSX Corp. and its subsidiaries is available at www.csx.com. Like us on Facebook (http://facebook.com/OfficialCSX) and follow us on Twitter (http://twitter.com/CSX).

Contact:

Bill Slater, Investor Relations

904-359-1334

Bryan Tucker, Corporate Communications

855-955-6397